                                                                   EXHIBIT 12.1


                               THE PMI GROUP, INC.

                  STATEMENT SETTING FORTH COMPUTATION OF RATIO
                           OF PROFIT TO FIXED CHARGES
                             (Dollars in thousands)

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                           ----------------     -----------------------------------------------------
                                             1996     1995       1995       1994        1993       1992         1991
                                             ----     ----       ----       ----        ----       ----         ----
Income before cumulative effect of change
in accounting for income tax              $119,490   $101,391   $135,231   $106,132   $ 88,668   $ 105,571    $ 52,392
Add:
     Provision for income tax               48,552     33,459     45,310     32,419     24,305     (10,911)     69,661
                                          --------   --------   --------   --------   --------   ---------    --------
PROFIT BEFORE TAXES                       $168,042   $134,850   $180,541   $138,551   $112,973   $  94,660    $122,053
                                          ========   ========   ========   ========   ========   =========    ========

Fixed charges:

Rentals-- at computed interest*           $  1,733   $  1,492   $  2,046   $  1,584   $  1,558   $   1,308    $  1,033
                                          --------   --------   --------   --------   --------   ---------    --------
TOTAL FIXED CHARGES                       $  1,733   $  1,492   $  2,046   $  1,584   $  1,558   $   1,308    $  1,033
                                          ========   ========   ========   ========   ========   =========    ========

PROFIT BEFORE TAXES PLUS FIXED CHARGES    $169,775   $136,342   $182,587   $140,135   $114,531   $  95,968    $123,086
                                          ========   ========   ========   ========   ========   =========    ========

RATIO OF PROFIT BEFORE TAXES PLUS FIXED
CHARGES TO FIXED CHARGES                      98.0       91.4       89.3       88.5       73.5        73.4       119.2
                                          ========   ========   ========   ========   ========   =========    ========


* Those portions of rent expense that are representative of interest cost